NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF

Delaware

NUMBER **0000**

SHARES

1 Lane Technologies Corp.

AUTHORIZED COMMON STOCK: 200,000,000 SHARES
PAR VALUE: $.0001

This Certifies that

SPECIMEN ONLY
NON-TRANSFERABLE

Is The Record Holder Of

Shares of *1 Lane Technologies Corp.* Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

SECRETARY

CORPORATE SEAL

PRESIDENT

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned & Registered

Nevada Agency and Trust Company
50 West Liberty Street • Suite 880 • Reno Nevada 89501

Authorized Signature